Exhibit 99.1

Financial:	Media:
Gerard F. Agoglia	Alan B. Lewis
Acclaim Entertainment	Acclaim Entertainment
(516) 656-5000	(516) 656-5000
gagoglia@acclaim.com	alewis@acclaim.com

FOR IMMEDIATE RELEASE

ACCLAIM ENTERTAINMENT, INC. RAISES $13.0 MILLION

THROUGH SALE OF COMMON STOCK AND PREPAYMENT OF NOTES

GLEN COVE, NY, June 9, 2003 – Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM), a global video entertainment software developer and publisher, today announced that it raised $13.0 million as a result of the sale of common stock and the prepayment of notes from each of the Company’s Co-Chairmen. The funding was completed on June 5, 2003.

“We are pleased to announce the completion of this transaction, which strengthens our organization going forward,” said Rod Cousens, Chief Executive Officer of Acclaim.

Private Placement of Common Stock for Gross Proceeds of $9.0 Million

The Company completed a private placement of common stock for gross proceeds of $9.0 million in connection with the sale of approximately 16.4 million shares of its common stock to a limited group of private investors. The funding was completed on June 5, 2003.

The common stock has not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, or an applicable exception there from. The Company has agreed to register with the SEC all of the common stock sold in the offering within 60 days following the closing.

Prepayment of Notes of $4.0 Million

Additionally, Gregory Fischbach and James Scoroposki, Co-Chairmen for Acclaim, each prepaid $2.0 million ($4.0 million in total) of their outstanding notes due to the Company on August 31, 2003, for the purchase of common stock upon the exercise of their warrants.

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Australia, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

-more-

ACCLAIM/2

The statements contained in this release which are not historical facts are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and Acclaim’s subsequent Quarterly Reports on Form 10-Q, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

# # #